                                                                  Exhibit (e)(3)


                             EXECUTIVE COMPENSATION

Summary compensation table

  The following table (the "Summary Compensation Table") shows the compensation paid by Intimate Brands (except, as noted below, for executive officers Wexner, Gilman and Schlesinger, whose compensation was paid by The Limited) to each of the named executive officers of Intimate Brands for each of our last three fiscal years.

                                  Annual Compensation                Long-Term Compensation Awards
                           ------------------------------------    -----------------------------------
                                                                                           Securities
                                                      Other                                Underlying
     Name and                                        Annual          Restricted             Options        All Other
    Principal       Fiscal  Salary       Bonus     Compensation         Stock               Awarded        Compensation
   Position(1)      Year    ($)(2)       ($)(3)        ($)          Awards($)(5)              (#)              ($)
------------------  ------ ----------   ---------- ------------     -----------------     ------------     ------------


Leslie H. Wexner    2000   $1,361,538   $  628,992    $  9,432(4)                  --                --        $266,232(6)
Chairman of the     1999    1,185,577    3,331,968          --          $   2,353,431(7)             --         262,914
Board, Chief        1998    1,046,154    1,519,392          --                 29,316(7)        429,564(7)      154,706
Executive Officer

Kenneth B.          2000      978,462      335,462      16,376(4)                  --                --         333,843(6)
Gilman              1999      958,077    1,999,181      14,762              2,353,431(7)             --         337,363
Vice Chairman       1998      936,923      935,150      14,955                158,304(7)             --         277,290


Beth M. Pritchard   2000      859,135      263,670      17,571(4)                  --                --         256,032(6)
President and       1999      770,673      947,980       9,996                     --                --         235,535
Chief Executive     1998      727,692      932,356       9,996                     --                --         197,690
Officer--Bath &
Body Works

Grace A. Nichols    2000      859,135      508,640      24,273(4)                  --                --         279,420(6)
President and       1999      770,673    1,449,250      14,847                     --                --         270,754
Chief Executive     1998      727,692      653,058      14,847                     --                --         246,642
Officer--Victoria's
Secret Stores

Leonard A.          2000      632,212      200,000     118,638(4)              84,759(7)         27,616(7)      168,000(6)
Schlesinger         1999      187,981      376,499          --              1,915,625(7)        502,110(7)           --
Executive Vice
President and
Chief Operating
Officer of The
Limited


(1) Executive officers Wexner, Gilman and Schlesinger are also employed by The Limited and received no direct compensation from Intimate Brands. The annual base salary and annual bonus opportunity for executive officers Wexner, Gilman and Schlesinger in respect of their service with The Limited and its affiliates was determined by The Limited's Compensation Committee and was paid by The Limited. Effective March 1, 2001, Mr. Gilman, who also was employed and compensated by The Limited, became Chief Executive Officer of Lane Bryant, Inc. and resigned as a director and executive officer of Intimate Brands and The Limited.

     Mr. Schlesinger joined The Limited on October 1, 1999 as Executive Vice President, Organization, Leadership and Human Resources, was appointed Executive Vice President and Chief Operating Officer of The


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

     Limited on March 1, 2001 and became an executive officer of Intimate Brands on May 15, 2000. Amounts disclosed for 1999 are for partial year.

(2)  Amounts reported for 2000 reflect a 53 week fiscal year.

(3) Represents for each fiscal year, the aggregate of the performance-based incentive compensation for the spring and fall selling seasons. Mr. Schlesinger's bonus amount for 2000 was determined based on his pre-existing agreement with The Limited.

(4) Represents for the 2000 fiscal year, reimbursement of taxes on life insurance premiums paid on behalf of executive officers Gilman, Pritchard, Nichols and Schlesinger; reimbursement of certain taxes on non-qualified retirement plan imputed income paid on behalf of executive officers Wexner, Gilman, Pritchard and Nichols; and reimbursement for tax on relocation expenses for Mr. Schlesinger.

(5) Represents for each executive officer, the restricted stock awards for the specified fiscal year under The Limited, Inc. 1993 Stock Option and Performance Incentive Plan. Information set forth above is based on the closing price of The Limited's Common Stock on the date on which the awards were made.

     On January 31, 2000, 5,524 restricted shares of The Limited's Common Stock were granted to Mr. Schlesinger. The per share value of The Limited's Common Stock on such date was $15.3438. This award vests 10%, 10%, 10%, 15%, 20% and 35% on the first through sixth anniversaries of the grant date, respectively, subject to continued employment with The Limited.

     On October 1, 1999, 100,000 restricted shares of The Limited's Common Stock were granted to Mr. Schlesinger. The per share value of The Limited's Common Stock on such date was $19.1563. This award has been earned in accordance with pre-established financial performance measures and vests 10%, 10%, 10%, 15%, 20% and 35% on the first through sixth anniversaries of the grant date, respectively, subject to continued employment with The Limited.

     On May 18, 1999, 101,770 restricted shares of The Limited's Common Stock were granted to each of executive officers Wexner and Gilman. The per share value of The Limited's Common Stock on such date was $23.125. These awards were earned in accordance with pre-established financial performance measures and vested 100% at the end of the 1999 fiscal year.

     On June 1, 1998, 1,770 and 9,558 restricted shares of The Limited's Common Stock were granted to executive officers Wexner and Gilman, respectively. The per share value of The Limited's Common Stock on such date was $16.5625. These awards were made in connection with the distribution in 1998 of the Abercrombie & Fitch shares to The Limited's stockholders. The vesting of these awards is the same as the vesting of the previously granted restricted stock awards to which these adjustment grants relate.

     Restricted shares of The Limited's Common Stock granted prior to August 23, 1999 were subsequently adjusted to reflect the spin-off of Limited Too.

     Dividends will not be paid or accrue with respect to shares of restricted stock until such shares vest.

     As of February 3, 2001, the aggregate holdings of restricted shares of Intimate Brands' Class A Common Stock and the market value of such holdings for such named executive officers were: Mr. Wexner, no shares; Mr. Gilman, no shares; Ms. Pritchard, 441,000 shares, $8,030,610; Ms. Nichols, 441,000 shares, $8,030,610; and


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

     Mr. Schlesinger, no shares (market value is based on the $18.21 fair market value of Intimate Brands' Class A Common Stock as of Friday, February 2,
     2001).

     As of February 3, 2001, the aggregate holdings of restricted shares of The Limited's Common Stock and the market value of such holdings for each of the named executive officers were: Mr. Wexner, no shares; Mr. Gilman, 451,044 shares, $8,935,182; Ms. Pritchard, no shares; Ms. Nichols, no shares; and Mr. Schlesinger, 94,972 shares, $1,881,395 (market value is based on the $19.81 fair market value of a share of The Limited's Common Stock as of Friday, February 2, 2001).

(6) Includes employer matching and supplemental contributions allocated to each executive officer's account under certain of The Limited's qualified and non-qualified defined contribution plans during the year in the amount of $266,232, $317,693, $245,007, $263,045 and $10,096 for executive officers
     Wexner, Gilman, Pritchard, Nichols and Schlesinger, respectively.

     Includes term life insurance premiums in the amount of $16,150, $11,025 $16,375 and $31,140 paid on behalf of executive officers Gilman, Pritchard, Nichols and Schlesinger, respectively.

     Includes reimbursement of relocation expenses in the amount of $126,763 for Mr. Schlesinger.

(7) Denominated in shares of The Limited's Common Stock. These options have been adjusted to reflect The Limited's two-for-one stock split in May 2000.

Long-term incentive plan awards

  Intimate Brands did not grant any awards during our 2000 fiscal year to the executive officers named in the Summary Compensation Table.

Stock Options

  The following table shows certain information regarding stock options granted to the executive officers named in the Summary Compensation Table during our 2000 fiscal year.

                        Option Grants in Fiscal Year 2000


                                            Individual Grants
                          -----------------------------------------------------     Value at Assumed
                                         Approximate                              Annual Rates of Stock
                                         % of Total                                Price Appreciation
                           Securities     Options                                  for Option Term(2)
                           Underlying    Granted to                              ------------------------
                            Options      Associates     Exercise
                            Granted          in         Price Per   Expiration
Name                         (#)(1)      Fiscal Year    Share ($)      Date       5% ($)       10% ($)
-------------------------  -----------   -----------    ----------  ----------   ----------   -----------
Leslie H. Wexner                    --            --            --          --           --            --
Kenneth B. Gilman                   --            --            --          --           --            --
Beth M. Pritchard                   --            --            --          --           --            --
Grace A. Nichols                    --            --            --          --           --            --
Leonard A. Schlesinger          27,616          0.67%   $  19.1563    01/31/10   $  161,198   $   570,037


(1) On January 31, 2000, options to purchase shares of The Limited's Common Stock were granted to Mr. Schlesinger pursuant to The Limited's 1993 Stock Option and Performance Incentive Plan (1998


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

     Restatement). Such options vest 10%, 10%, 10%, 15%, 20% and 35% on the first through sixth anniversaries of the grant date, respectively, subject to continued employment with the Company. The exercise price per share of Mr. Schlesinger's options is set at a premium over the fair market value of The Limited's Common Stock on the grant date.

     These options have been adjusted to reflect The Limited's two-for-one stock split in May 2000.

(2) The assumed rates of growth were selected by the Securities and Exchange Commission ("the Commission") for illustrative purposes only and are not intended to predict or forecast future stock prices.

  The following table shows certain information about stock options exercised by the executive officers named in the Summary Compensation Table during Intimate Brands' 2000 fiscal year and the year-end values of unexercised options held by those executive officers.


                                   Aggregated Option Exercises in 2000 Fiscal Year
                                           and Fiscal Year-End Option Values

                                                     Number of
                                               Securities Underlying
                                                Unexercised Options                   Value of Unexercised
                                                at Fiscal Year-End                    In-the-Money Options
                                             ------------------------------         at Fiscal Year-End
                   Shares                                                   --------------------------------------
                Acquired on        Value
                  Exercise       Realized                    Unexercisable
Name                (#)           ($)(1)     Exercisable (#)     (#)         Exercisable ($)     Unexercisable ($)
--------------  ------------    -----------  --------------- --------------  ----------------    -----------------

Leslie H.                 --             --       210,000(2)          --(2)         1,665,342(2)             --(2)
Wexner                    --             --     1,911,558(3)   2,706,258(3)  $     18,781,666(3) $   24,639,575(3)

Kenneth B.                --             --        78,750(2)      26,250(2)           904,349(2)        301,450(2)
Gilman                89,932(3) $ 1,269,766       634,956(3)     778,582(3)         6,592,468(3)      8,390,902(3)

Beth M.                   --             --       495,254(2)     743,748(2)         4,618,114(2)      6,341,569(2)
Pritchard

Grace A.              82,252(2)     953,059       360,504(2)     743,744(2)         3,140,147(2)      6,341,535(2)
Nichols              100,250(3)   1,558,885        25,934(3)          --(3)           254,148(3)             --(3)

Leonard A.                --             --        59,721(3)     476,449(3)            96,558(3)        318,051(3)
Schlesinger


(1) Calculated on the basis of the number of shares exercised, multiplied by the excess of the fair market value of a share of the underlying common stock on the date of exercise over the exercise price of such option.

(2) Denominated in shares of the Intimate Brands' Class A Common Stock. Value is calculated on the basis of the number of shares subject to such option, multiplied by the excess of the fair market value of a share of the Intimate Brands' Class A Common Stock on the last trading day prior to fiscal year-end ($18.21) over the exercise price of such option.

     Options have been adjusted to reflect Intimate Brands' two-for-one stock split in May 2000.

(3) Denominated in shares of The Limited's Common Stock. Value is calculated on the basis of the number of shares subject to each such option, multiplied by the excess of the fair market value of a share of The Limited's Common Stock on the last trading day prior to fiscal year-end ($19.81) over the exercise price of such option.

     Options have been adjusted to reflect The Limited's two-for-one stock split in May 2000.


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

Compensation of directors

  Associates and officers who are directors receive no additional compensation for their services as directors. We provide the following compensation to our directors who are not associates of Intimate Brands for their services as directors:

     o an annual retainer of $20,000 per year (increased by $2,000 for each committee chair held), plus


     o a fee of $1,000 for each Board meeting attended ($500 for a telephonic meeting) and, as committee members, a fee of $750 per committee meeting attended ($200 for a telephonic meeting), and

     o a fee of $200 for each action in writing taken by the Board or any committee.

  Under Intimate Brands' 1995 Non-Associate Director Stock Plan, each director who is not an associate of Intimate Brands receives (i) annual grants of options to purchase 1,000 shares of Intimate Brands' Class A Common Stock at a price equal to the fair market value of such shares at the date of grant and (ii) 50% of the annual retainer in shares of Intimate Brands' Class A Common Stock.

Employment agreements with certain executive officers

  In 1997, Intimate Brands entered into individual employment agreements with Executive Officers Pritchard and Nichols. Pursuant to these agreements, Ms. Pritchard serves as President and Chief Executive Officer--Bath and Body Works and Ms. Nichols serves as President and Chief Executive Officer--Victoria's Secret Stores. The initial term of each agreement is six years, with automatic one-year extensions thereafter unless either party gives written notice to the contrary. Ms. Pritchard's and Ms. Nichols' agreements provide for an initial base salary of $700,000. Each agreement also provides for life insurance coverage of five million dollars ($5,000,000). Each agreement provides that, if Intimate Brands fails to extend the agreement or terminates the executive's employment without cause or if the executive terminates the employment for good reason, the executive will continue to receive her base salary for one year after the termination date. Under the agreements, each executive agrees not to compete with Intimate Brands or solicit its employees or customers during the employment term and for one year thereafter. Each executive's agreement provides for disability benefits in addition to the benefits available under Intimate Brands' disability plans. In the event any "parachute" excise tax is imposed on an executive, she will be entitled to tax reimbursement payments.

Section 16(a) beneficial ownership reporting compliance

  Intimate Brands' officers and directors, and persons who own more than ten percent of a registered class of Intimate Brands' equity securities, must file reports of ownership and changes in ownership of Intimate Brands' equity securities with the Commission and the New York Stock Exchange. Copies of those reports must also be furnished to Intimate Brands.

  Based solely on a review of the copies of reports furnished to Intimate Brands and written representations that no other reports were required, we believe that during fiscal 2000 our officers, directors and greater than ten-percent beneficial owners complied with these filing requirements, except for Mr. Philip Mallott, a former executive officer, who inadvertently failed to make a timely filing of one report for one transaction.


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